Exhibit 10.24

Execution Version
AMENDMENT TO
FORWARD PURCHASE SHARE AGREEMENT
THIS AMENDMENT, dated as of May 3, 2022 (this “Amendment”), to that certain forward share purchase agreement (the “Forward Share Purchase Agreement”), dated as of January 10, 2022, by and among Merida Merger Corp. I, a Delaware corporation, renamed Leafly Holdings Inc. (the “Company”), and Linden Advisors LP on behalf of the accounts listed in Appendix A of the Forward Share Purchase Agreement (each an “Investor” and together the “Investors”). Capitalized terms used but not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Forward Share Purchase Agreement.
WHEREAS, the Business Combination has been consummated and the Business Combination Closing Date has occurred;
WHEREAS, as of the date of this Amendment, the number of Shares subject to the Forward Share Purchase Agreement is 738,688 Shares;
WHEREAS, the Company and the Investors desire to amend the Forward Share Purchase Agreement to extend the term of the Forward Share Purchase Agreement and to make the other changes set forth in this Amendment.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein and in the Forward Share Purchase Agreement, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I
1.1Amendments to the Forward Share Purchase Agreement.
(a)Section 1(a) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(a) Forward Share Purchase. Subject to the conditions set forth in Section 5, on August 1, 2022 (the “Put Date”), the Investors may elect to sell and transfer to the Company, and the Company shall purchase from the Investors, the number of Shares that are then held by the Investors, but not to exceed 738,688 Shares in the aggregate unless otherwise agreed in writing by all Parties, at a price per Share equal to $10.31 per Share (the “Shares Purchase Price”). Each Investor shall, notify the Company in writing five (5) Business Days (as defined below) or more prior to the Put Date whether or not such Investor is exercising such Investor’s right to sell any of the Shares held by such Investor to the Company pursuant to this Agreement (each, a “Shares Sale Notice”). Any Investor that fails to timely deliver a Shares Sales Notice in accordance with the immediately preceding sentence shall be deemed to have forfeited its right to sell any Shares to the Company pursuant to this Agreement.
(b)Section 1(b) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(b) Shares Closing. If a Shares Sale Notice is timely delivered by any Investor to the Company, the closing of the sale of the Shares contemplated in each such timely delivered Share Sales Notice (the “Shares Closing”) shall occur on the Put Date (the “Shares Closing Date”). On the Shares Closing Date, each selling

Investor shall deliver, or make available for delivery by way of DWAC, the Shares subject to the applicable Shares Sale Notice free and clear of all liens and encumbrances to the Escrow Agent (as defined below) and, in exchange therefor, the Escrow Agent shall deliver to each such selling Investor(s) an amount equal to (i) the Shares Purchase Price multiplied by (ii) the number of Shares being sold by such selling Investor (with respect to any particular selling Investor, the “Investor Shares Purchase Price”), which shall be paid by wire transfer of immediately available funds from the Escrow Account. The Escrow Agent shall promptly deliver such sold Shares to the Company.
(c)Section 2(a) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(a) No Short Sales. Each Investor agrees not to engage in any transactions involving any Short Sales involving any securities of Merida or the Company until the earlier of (i) the day after the Put Date and (ii) the date as of which the Investors have sold all of their Shares. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”).
(d)Section 2(f) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(f) Shareholdings. As of the date of May 3, 2022, the Investors collectively hold 738,688 Shares, with the per Investor holding of Shares set forth on Appendix A hereto.
(e)Section 4(b) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
[Intentionally deleted]
(f)Section 4(c) of the Forward Share Purchase Agreement is hereby amended by amending and restating the second sentence of Section 4(c) as follows:
Each Investor shall give written notice to the Company of any open market sale pursuant to this Section 4(c) or any other disposition of the Shares, including pursuant to the delivery of Shares in connection with the exercise of any derivative transactions entered into by such Investor (which shall be treated as a sale for purposes of Section 3.1 of the Escrow Agreement), within five (5) Business Days following the last day of the calendar week during which such sale or other transfer was completed (each, an “Open Market Sale Notice”), and each Open Market Sale Notice shall include the date of the sale or other transfer, the number of Shares sold or transferred, and confirmation that the sale price per Share was greater than $10.01 per share prior to the payment of any commissions due by the Investor for the sale.
(g)Section 4(d)(i) (“Escrow”) of the Forward Share Purchase Agreement is hereby amended to add the following sentence at the end: “Simultaneously with the execution of this Amendment, the Company shall ensure that the Escrow Account contains, for the benefit of the Investors, an amount at minimum equal to $10.31 multiplied by the number of Shares.”

(h)Section 5 of the Forward Share Purchase Agreement is hereby amended restated in its entirety as follows:
5. Closing Conditions. The obligation of the Company to purchase the Shares at the Shares Closing under this Agreement shall be subject in all respects to the consummation of the Business Combination, such Shares being free and clear of all liens and other encumbrances as of the Shares Closing and such Shares being continuously held by the Investors from the closing of the Business Combination through the Put Date.
1.2Agreement in Effect. Except as expressly amended by this Amendment, the Forward Share Purchase Agreement shall remain in full force and effect in accordance with its terms. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Forward Share Purchase Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein.
1.3Effectiveness. This Amendment shall be valid and enforceable as of the date of this Amendment, and shall form a part of the Forward Share Purchase Agreement for all purposes hereafter, and may not be revoked by any party hereto.
1.4Governing Law; Jurisdiction. This Agreement, the entire relationship of the Parties, and any litigation among the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute arising from or relating to the relative rights of the parties hereto and all other questions concerning the construction, validity and interpretation of this Agreement, shall be brought exclusively in the Court of Chancery or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware, and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above.
COMPANY:

LEAFLY HOLDINGS INC., a Delaware corporation

By:     /s/ Suresh Krishnaswamy
    Name: Suresh Krishnaswamy
    Title: Chief Financial Officer

[Signature Page to Amendment to Forward Share Purchase Agreement]

INVESTOR:
LINDEN ADVISORS LP on behalf of the Accounts listed on Appendix A of the Forward Share Purchase Agreement

By:     /s/ Saul Ahn
    Name: Saul Ahn
    Title: General Counsel / Authorized Signatory
[Signature Page to Amendment to Forward Share Purchase Agreement]

Appendix A

Investor	Number of Shares
Linden Capital L.P.	694,908
Crown Managed Accounts SPC acting for and on behalf of Crown/Linden Segregated Portfolio	16,000
PCH Manager Fund, SPC. Solely on behalf of and for the account of Segregated Portfolio 214	27,780